PCS Edventures, Inc. 345 Bobwhite Ct. Suite 200 Boise, ID 83706 (800) 429-3110 • (208) 343-3110 http://www.edventures.com

PCS Announces $133K Saudi Arabia Training Contract

BOISE, Idaho – December 12, 2013 – PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced the execution of a contract with T4EDU, a company that administrates and oversees contracting and projects for the Ministry of Education in the Kingdom of Saudi Arabia.

The Kingdom of Saudi Arabia is developing a remarkable, nationwide network of science centers to inspire students to embrace science and pursue interests in technical careers. The Saudi Science Centers will provide comprehensive professional development for teachers and after-school activities for students that emphasize inquiry and assessment, aligned with world-class standards for science learning.

The T4EDU contract with PCS is for the development and delivery of a leadership course for the first cadre of science center leaders in the Kingdom that will examine the common aspects of all science centers from the viewpoint of the director and other senior staff. The science center portion of the training program will be led by two of the foremost experts in Science Center planning and management in the world, Dr. Alan Friedman and Sheila Grinell.

"We are very pleased to be part of this important and ambitious initiative to bring the excitement of science to children, families, teachers, and others in the Kingdom of Saudi Arabia," said Sheila Grinell, a forty-year veteran in the science center field.

"Creating a new public science center is always a challenge, with surprises and new insights in store. So having the opportunity to help create an entire network of new science centers is a rare privilege indeed," noted Dr. Friedman, a former science center director and expert in national assessments of student science learning.

The training program is scheduled to take place in Dammam, Saudi Arabia, in early February of 2014 and will also address the design, deployment, and management of non-formal learning labs within the Saudi Science Center network. PCS specializes in non-formal, experiential STEM education programs and its Edventures Lab system is a sophisticated model for managing afterschool and enrichment programs. A number of training modules related to the implementation of experiential STEM labs into the Science Center environment will be addressed by PCS training personnel.

Dr. Jim Schmidt, PCS Director of Professional development said, “We feel privileged to have the opportunity to be associated with such an ambitious and insightful project that will forever change how educators, industry, and families embrace science throughout the Kingdom of Saudi Arabia. Our work in Saudi Arabia continues to expand as we are deploying STEM outreach programs in addition to this first training program.”

This USD $133,333 (500,000 SAR) is the third in a series of contracts related to a national education initiative in the Kingdom of Saudi Arabia called the King Abdullah Project for the Development of Public Education (Tatweer). This USD 2.4B initiative intends to transform the education landscape of the Kingdom to prepare Saudi students for the new knowledge economy of the 21st century. Tatweer projects include the development of a national Kindergarten program, restructuring the Ministry of Education, establishing a nationwide network of hands-on Science Centers, creating and implementing a national strategy for school sports, qualifying new teachers, programs targeting the development of educational leadership, initiatives for the training of teachers in science and math, improving school facilities and more. This new PCS contract is part of the Science Center initiative, a nationwide effort to elevate awareness and excitement around science, technology, engineering, and math (STEM).

To learn more about PCSV products and new and continuing initiatives, visit the PCS Investor News website. http://www.edventures.com/investors

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and

Math (STEM) and have been deployed at over 7,000 sites in all 50 United

States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Markets (OTCQB) under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact: Shannon Hull 1.800.429.3110, Shannon@edventures.com

Investor Contact: Jolene Anderson 1.800.429.3110, Jolene@edventures.com

Investor Relations Web Site: www.edventures.com/investors

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